As filed with the Securities and Exchange Commission on October 29, 2002
                                                   Registration No. 333-________

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               -------------------

                         PRG-SCHULTZ INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

            GEORGIA                                       58-2213805
  (State or other jurisdiction                         (I.R.S. Employer
of incorporation or organization)                     Identification No.)

               2300 WINDY RIDGE PARKWAY, SUITE 100 NORTH, ATLANTA, GEORGIA 30339-8426 (Address of principal executive offices, including zip code)

          PRG-SCHULTZ INTERNATIONAL, INC. EMPLOYEE STOCK PURCHASE PLAN
              PRG-SCHULTZ INTERNATIONAL, INC. STOCK INCENTIVE PLAN
                            (Full title of the plan)
                               -------------------

                           CLINTON MCKELLAR, JR., ESQ.
                         PRG-SCHULTZ INTERNATIONAL, INC.
                            2300 WINDY RIDGE PARKWAY
                                 SUITE 100 NORTH
                           ATLANTA, GEORGIA 30339-8426
                     (Name and address of agent for service)
                                 (770) 779-3900
                   (Telephone number, including area code, of
                               agent for service)
                               -------------------

                                    COPY TO:

                           B. JOSEPH ALLEY, JR., ESQ.
                            ARNALL GOLDEN GREGORY LLP
                            2800 ONE ATLANTIC CENTER
                           1201 WEST PEACHTREE STREET
                           ATLANTA, GEORGIA 30309-3450
                                 (404) 873-8688
                               -------------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                          Proposed Maximum          Proposed Maximum
Title of Securities to     Amount to be   Offering Price Per        Aggregate Offering        Amount of
be Registered              Registered     Share (1)                 Price (1)                 Registration Fee (1)
-------------------------- -------------- ------------------------- ------------------------- ----------------------

Common Stock, no par        1,500,000(2)           $8.175                 $12,262,500               $1,128.15
value per share
-------------------------- -------------- ------------------------- ------------------------- ----------------------

Common Stock, no par        1,750,000(3)           $8.175                 $14,306,250               $1,316.18
value per share
-------------------------- -------------- ------------------------- ------------------------- ----------------------

Total                        3,250,000             $8.175                 $26,568,750               $2,444.33
====================================================================================================================


(1)  The offering price for such shares is estimated pursuant to Rule 457(c) and
     (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices of the Registrant's common stock on October 28, 2002 as quoted on The Nasdaq Stock Market.
(2) Represents shares of common stock issuable under the PRG-Schultz Employee Stock Purchase Plan.
(3) Represents shares of common stock issuable under the PRG-Schultz Stock Incentive Plan

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed by PRG-Schultz International, Inc. ("PRG-Schultz" or the "Registrant") with the Securities and Exchange Commission (the "Commission") hereby are incorporated herein by reference as of their respective dates:

     o Post-Effective Amendment No. 2 to Registration Statement on Form S-3 filed on October 29, 2002 containing PRG-Schultz's audited financial statements for PRG-Schultz's latest fiscal year;

     o Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002;

     o    Current Report on Form 8-K filed on January 2, 2002;

     o    Current Report on Form 8-K filed on January 17, 2002;

     o    Current Report on Form 8-K filed on February 5, 2002;

     o    Current Report on Form 8-K filed on February 20, 2002;

     o    Current Report on Form 8-K filed on April 3, 2002;

     o    Current Report on Form 8-K filed on May 2, 2002;

     o    Current Report on Form 8-K filed on August 1, 2002;

     o    Current Report on Form 8-K filed on August 19, 2002;

     o    Current Report on Form 8-K filed on August 28, 2002;

     o    Current Report on Form 8-K filed on September 4, 2002;

     o    Current Report on Form 8-K filed on September 25, 2002;

     o    Current Report on Form 8-K filed on October 28, 2002; and

     o The description of PRG-Schultz's common stock as contained in PRG-Schultz's Registration Statement on Form 8-A (Registration No. 0-28000) as declared effective by the Commission on March 26, 1996, as amended by the Registration Statement on Form 8-A/A filed on August 9, 2000.


     In addition, all reports and documents subsequently filed by PRG-Schultz pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

     Certain legal matters in connection with the common stock covered by this prospectus are being passed upon by Arnall Golden Gregory LLP. Jonathan Golden, the sole stockholder of Jonathan Golden P.C. (a partner of Arnall Golden Gregory
LLP), is a director of the registrant, and beneficially owns approximately 1.14 million shares of PRG-Schultz common stock. As of September 30, 2002, attorneys with Arnall Golden Gregory LLP beneficially own an aggregate of approximately
1.4 million shares of PRG-Schultz's common stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 8 of PRG-Schultz's articles of incorporation and Article 7 of PRG-Schultz's bylaws require PRG-Schultz to indemnify its directors and officers to the fullest extent allowed by the Georgia Business Corporation Code, as amended from time to time. Under these indemnification provisions, PRG-Schultz is required to indemnify any of its directors and officers against any reasonable expenses (including attorneys' fees) incurred in the defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was made a party, or in defense of any claim, issue or matter therein, by reason of the fact that such person is or was a director or officer of PRG-Schultz or, while a director or officer of PRG-Schultz, is or was serving at PRG-Schultz's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the extent that such director or officer has been successful, on the merits or otherwise, in such defense. PRG-Schultz also is required to indemnify any of its directors or officers against any liability incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the name of PRG-Schultz, in which event, additional determinations must be made before indemnification is provided) by reason of the fact that he or she is or was a director or officer of PRG-Schultz who, while a director or officer of PRG-Schultz, is or was serving at PRG-Schultz's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if such director or officer acted in a manner he or she believed in good faith to be in, or not opposed to, the best interests of PRG-Schultz, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. PRG-Schultz is also required to provide advances of expenses incurred by a director or officer in defending such action, suit or proceeding upon receipt of a written affirmation of such officer or director that he or she has met certain standards of conduct and an undertaking by or on behalf of such officer or director to repay such advances unless it is ultimately determined that he or she is entitled to indemnification by PRG-Schultz.

     PRG-Schultz's articles of incorporation contain a provision which eliminates, to the fullest extent permitted by law, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

     Pursuant to Section 14-2-851 through 14-2-857 of the Georgia Business Corporation Code, as amended, the directors, officers, employees and agents of PRG-Schultz may, and in some cases must, be indemnified by PRG-Schultz under certain circumstances against expenses and liabilities incurred by or imposed upon them as a result of actions, suits or proceedings brought against them as directors, officers, employees and agents of PRG-Schultz (including actions, suits or proceedings brought against them for violations of the federal securities laws).

     PRG-Schultz has entered into indemnification agreements with each of its directors and certain executive officers ("Indemnitees"). Pursuant to such agreements, PRG-Schultz shall indemnify each Indemnitee whenever he or she is or was a party or is threatened to be made a party to any proceeding, including without limitation any such proceeding brought by or in the right of PRG-Schultz, because he or she is or was a director or officers of PRG-Schultz or is or was serving at the request of PRG-Schultz as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or because of anything done or not done by the Indemnitee in such capacity, against expenses and liabilities (including the costs of any investigation, defense, settlement or appeal) actually and reasonably incurred by the Indemnitee or on his or her behalf in connection with such proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of PRG-Schultz, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that an Indemnitee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of PRG-Schultz, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. If in the judgment of the board of directors of PRG-Schultz an Indemnitee is reasonably likely to be entitled to indemnification pursuant to the agreement, all reasonable expenses incurred by or on behalf of such

Indemnitee shall be advanced from time to time by PRG-Schultz to the Indemnitee within thirty (30) days after PRG-Schultz's receipt of a written request for an advance of expenses by such Indemnitee, whether prior to or after final disposition of a proceeding.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act"), may be permitted to directors, officers or persons controlling PRG-Schultz pursuant to the foregoing provisions of the Georgia Business Corporation Code and PRG-Schultz's articles of incorporation and bylaws, PRG-Schultz has been informed that indemnification is considered by the Commission to be against public policy and therefore unenforceable.

     PRG-Schultz currently maintains an insurance policy which insures the directors and officers of PRG-Schultz against certain liabilities, including certain liabilities under the 1933 Act.

     Pursuant to PRG-Schultz's Stock Incentive Plan (the "Plan"), in addition to such other rights of indemnification that they may have as directors of
PRG-Schultz or as members of the Compensation Committee of the Board of Directors of PRG-Schultz (the "Committee"), the members of the Committee shall be indemnified by PRG-Schultz against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal thereof, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by PRG-Schultz) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence or misconduct in the performance of his or her duties.

     The asset agreement for the acquisition of substantially all of the assets of Howard Schultz & Associates International, Inc. ("HSA-Texas") provides that PRG-Schultz will indemnify HSA-Texas and its shareholders and HSA-Texas' affiliates, directors, officers, employees and agents and hold them harmless from and against all claims, liabilities, lawsuits, costs, damages, or expenses, including reasonable attorneys fees and expenses incurred in litigation or otherwise, arising out of any sustained by any of them due to or relating to:

     o any misrepresentation or breach of any representation, warranty, covenant or agreement of PRG-Schultz in the asset agreement; and

     o any liability or obligation incurred by HSA-Texas or any of its shareholders relating to the operation or ownership of the HSA-Texas business by PRG-Schultz, or the ownership or use of the acquired assets by PRG-Schultz, from and after the effective date.

     Concurrently with the closing of the HSA-Texas acquisition, PRG-Schultz, HSA-Texas, Howard Schultz, Andrew Schultz, the Andrew H. Schultz Irrevocable Trust and certain other affiliated Schultz family trusts which are parties to the asset agreement entered into an indemnification agreement which sets forth the procedures for indemnification, and the survival period and limitations on indemnification of the claims described above.

ITEM 8.  EXHIBITS

EXHIBIT
NUMBER    DESCRIPTION
-------   -----------

4.1 Specimen Stock Certificate (Incorporated by reference to Exhibit 4.1 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001)

4.2       Applicable provisions of the Restated Articles of Incorporation of the
          Registrant   (Incorporated   by   reference  to  Exhibit  3.1  to  the
          Registrant's Form 10-Q for the Quarter Ended June 30, 2002)

4.3 Applicable provisions of the Bylaws of the Registrant (Incorporated by reference to Exhibit 99.1 to the Registrant's Form 8-K/A filed April 3, 2002)

5*        Opinion of Arnall Golden Gregory LLP

23.1*     Consent of KPMG LLP

23.2*     Consent of Arnall Golden Gregory LLP (included in Exhibit 5)

23.3*     Consent of ERNST & YOUNG Audit

23.4*     Consent of KPMG LLP

24.1*     Power of Attorney (included as part of the signature page hereto)

99.1 PRG-Schultz International, Inc. Stock Incentive Plan (Incorporated by reference to Exhibit 10.3 to the Registrant's Form 10-Q for the quarterly period ended June 30, 2002)

99.2      PRG-Schultz   International,   Inc.   Employee   Stock  Purchase  Plan
          (Incorporated by reference to Exhibit "A" to the Registrant's Proxy Statement dated April 15, 1997).

---------------------------
* Filed herewith.


ITEM 9.  UNDERTAKINGS

     A. RULE 415 OFFERING.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.


     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. SUBSEQUENT DOCUMENTS INCORPORATED BY REFERENCE.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. INDEMNIFICATION OF OFFICERS, DIRECTORS AND CONTROLLING PERSONS.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 29, 2002.

                                  PRG-SCHULTZ INTERNATIONAL, INC.

                                  By:  /s/  John M. Cook
                                       ----------------------------------------
                                            John M. Cook
                                            Chairman of the Board and
                                            Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John M. Cook, Clinton McKellar, Jr. and Donald E. Ellis, Jr., and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      Name                                            Title                                Date
--------------------------------------------------    --------------------------------------    ----------------------------

/s/ John M. Cook                                      Chairman of the Board and                      October 29, 2002
--------------------------------------------          Chief Executive Officer
John M. Cook                                          (Principal Executive Officer)

/s/ Donald E. Ellis, Jr.                              Executive Vice President  - Finance,           October 29, 2002
--------------------------------------------          Chief Financial Officer and Treasurer
Donald E. Ellis, Jr.                                  (Principal Financial Officer)

/s/ Allison Aden                                      Senior Vice President - Finance                October 29, 2002
--------------------------------------------          (Principal Accounting Officer)
Allison Aden

/s/ John M. Toma                                      Vice Chairman and Director                     October 29, 2002
--------------------------------------------
John M. Toma

/s/ Arthur N. Budge, Jr.                              Director                                       October 29, 2002
--------------------------------------------
Arthur N. Budge, Jr.

/s/ Stanley B. Cohen                                  Director                                       October 29, 2002
--------------------------------------------
Stanley B. Cohen

/s/ Jonathan Golden                                   Director                                       October 29, 2002
--------------------------------------------
Jonathan Golden

/s/ Garth H. Greimann                                 Director                                       October 29, 2002
--------------------------------------------
Garth H. Greimann

/s/ N.Colin Lind                                      Director                                       October 29, 2002
--------------------------------------------
N.Colin Lind

/s/ E. James Lowrey                                   Director                                       October 29, 2002
--------------------------------------------
E. James Lowrey

/s/ Thomas S. Robertson                               Director                                       October 29, 2002
--------------------------------------------
Thomas S. Robertson

/s/ Howard Schultz                                    Director                                       October 29, 2002
--------------------------------------------
Howard Schultz

/s/ Jackie M. Ward                                    Director                                       October 29, 2002
--------------------------------------------
Jackie M. Ward

                                  EXHIBIT INDEX

EXHIBIT
NUMBER    DESCRIPTION
-------   -----------

4.1 Specimen Stock Certificate (Incorporated by reference to Exhibit 4.1 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001)

4.2       Applicable provisions of the Restated Articles of Incorporation of the
          Registrant   (Incorporated   by   reference  to  Exhibit  3.1  to  the
          Registrant's Form 10-Q for the Quarter Ended June 30, 2002)

4.3 Applicable provisions of the Bylaws of the Registrant (Incorporated by reference to Exhibit 99.1 to the Registrant's Form 8-K/A filed April 3, 2002)

5*        Opinion of Arnall Golden Gregory LLP

23.1*     Consent of KPMG LLP

23.2*     Consent of Arnall Golden Gregory LLP (included in Exhibit 5)

23.3*     Consent of ERNST & YOUNG Audit

23.4*     Consent of KPMG LLP

24.1*     Power of Attorney (included as part of the signature page hereto)

99.1 PRG-Schultz International, Inc. Stock Incentive Plan (Incorporated by reference to Exhibit 10.3 to the Registrant's Form 10-Q for the quarterly period ended June 30, 2002)

99.2      PRG-Schultz   International,   Inc.   Employee   Stock  Purchase  Plan
          (Incorporated by reference to Exhibit "A" to the Registrant's Proxy Statement dated April 15, 1997).

---------------------------
* Filed herewith.




1479611v5